Exhibit 99.1

Media Contact: Scott Earle 206-233-2070 scott.earle@tgcoffee.com

TC GLOBAL, INC. (TULLY’S) CFO ANDY WYNNE RESIGNS TO

PURSUE ANOTHER CAREER OPPORTUNITY

Seattle, Wash. – June 12, 2010 – TC Global, Inc., dba Tully’s Coffee (Tully’s), a leading specialty coffee retailer, today announced that Andy Wynne has resigned from his position as Executive Vice President and Chief Financial Officer to pursue another career opportunity. Wynne originally joined Tully’s in 2005 as Controller and was promoted to EVP and CFO in January 2008.

Wynne will step down effective July 2, 2010 and will continue to be actively engaged in his role during the transition as Tully’s seeks his replacement.

“Andy has been a valuable member of the management team the last five years and I will personally miss him and the outstanding job he has done for Tully’s,” said Carl Pennington, President and Chief Executive Officer. “The combination of Andy’s personality, tremendous business savvy, tireless work ethic and passionate dedication made him a great fit for Tully’s, key qualities we will seek from whomever we bring in to replace him. While we’re sad to see him leave, we want to wish him and his family all the best in this new chapter of their life.”

“On behalf of the board of directors and the entire Tully’s family, I would like to personally thank Andy for everything he has done for our company,” said Tom T. O’Keefe, Chairman of the Board. “Andy was a tremendous example of a hard working and dedicated team member. We all wish him and his family the best of luck and good fortune as they embark on a new life adventure in California.”

ABOUT TC GLOBAL, INC.:

TC Global, Inc., dba Tully’s Coffee, is a leading specialty coffee retailer and wholesaler. Through company owned, licensed and franchised specialty retail stores in Washington, Oregon, California, Arizona, Idaho, Montana, Colorado, Wyoming and Utah, throughout Asia with Tully’s Coffee International, and with its global alliance partner Tully’s Coffee Japan, Tully’s premium coffees are available at nearly 600 branded retail locations globally, including more than 200 in the United States. TC Global also has the rights to distribute Tully’s coffee through all wholesale channels internationally, outside of North America, the Caribbean and Japan. TC Global’s corporate headquarters is located at 3100 Airport Way S, in Seattle, WA. For more information: (800) MY-TULLY or TullysCoffeeShops.com.

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